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FOR MORE INFORMATION CONTACT:
MEDIA                                            INVESTORS
Tom Henley                                       Mark Peters
(303)566-1692                                    (303)566-1545
email: tom.henley@twtelecom.com                  email:mark.peters@twtelecom.com

FOR IMMEDIATE RELEASE: January 25, 2001

        TIME WARNER TELECOM PRICES PUBLIC OFFERING OF CLASS A COMMON
                                   STOCK

     LITTLETON, Colorado - January 25, 2001 - Time Warner Telecom Inc. (Nasdaq: TWTC), a leader in providing local and regional optical broadband networks and services to business customers, today announced that it has priced its public offering of 6,500,000 shares of its Class A Common Stock. All the shares have been offered by Time Warner Telecom Inc. The offering price is $74 7/16 per share.

     The net proceeds from this offering will be used to repay a portion of the $700 million senior unsecured bridge loan facility, which Time Warner Telecom used to finance the purchase of substantially all the assets of GST Telecommunications Inc. The underwriters will be granted an over-allotment option of up to 975,000 additional shares of Class A Common Stock. Morgan Stanley Dean Witter is lead manager, and Lehman Brothers, JP Morgan and Bear Stearns & Co. Inc. are co-managers.

     This press release does not constitute an offer of any securities for sale. A shelf registration statement relating to the foregoing has previously been filed and declared effective. Any offer, if at all, will be made only by means of a prospectus supplement forming a part of such registration statement. A copy of the prospectus supplement and related base prospectus relating to the Class A Common Stock offering may be obtained from Morgan Stanley Dean Witter, attention: Prospectus Department, 1585 Broadway, New York, NY 10036, 212-761-8570.

     ABOUT TIME WARNER TELECOM INC.

     Time Warner Telecom Inc., headquartered in Littleton, Colo., builds local and regional optical networks and delivers "last-mile" broadband data, dedicated Internet access and voice service for businesses. On January 10, 2001, Time Warner Telecom completed the acquisition of substantially all the assets of GST Telecommunications, Inc. out of bankruptcy. Time Warner Telecom now serves customers in 39 U.S. metropolitan service areas. Time Warner Telecom will begin offering service in Denver, Chicago, Atlanta, Minneapolis and Columbia, S.C. in 2001.

     This press release includes Forward-Looking Statements. The words "believes," "expects," "intend," "anticipate," "will" and "project" and other similar expressions


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     identify forward-looking statements, which speak only as of the date the statements were made. Time Warner Telecom undertakes no information, future events or otherwise. Forward- looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, competition and other risks detailed form time to time in Time Warner Telecom's filings with the Securities and Exchange Commission.


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